As filed with the Securities and Exchange Commission on February 28, 2005

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4 to

SCHEDULE TO

(Rule 14d-100)

Tender Offer Statement under Section 14(d)(1) of the Securities

Exchange Act of 1934

GOLD FIELDS LIMITED

(Name of Subject Company (issuer))

HARMONY GOLD MINING COMPANY LIMITED

(Name of Filing Person (offeror))

Ordinary Shares,

nominal value Rand 0.50 per share

(Title of Class of Securities)

38059R100

(CUSIP Number of Class of Securities)

American Depositary Shares

(each representing one Ordinary Share)

(Title of Class of Securities)

38059T106

(CUSIP Number of Class of Securities)

Marian van der Walt Suite No. 1 Private Bag X1 Melrose Arch, 2076 South Africa Tel: 011-27-11-684-0140

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of the Person(s) Filing Statement)

With copies to:

Steven N. Robinson Hogan & Hartson LLP Columbia Square 555 Thirteenth Street, N.W. Washington, DC 20004-1109 (202) 637-5600	Elizabeth L. Katkin John M. Basnage Hogan & Hartson One Angel Court London EC2R 7HJ United Kingdom 011-44-20-7367-0200

☑	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing. Form F-4 Registration Statement No. 333-120975, filed December 3, 2004.

☐	Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which this statement relates:

☑	third party tender offer subject to Rule 14d-1

☐	issuer tender offer subject to Rule 13e-4

☐	going-private transaction subject to Rule 13e-3

☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

This Amendment No. 4 amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the United States Securities and Exchange Commission (“SEC”) on December 3, 2004, as amended on January 13, 2005, February 2, 2005, February 18, 2005 and February 25, by Harmony Gold Mining Company Limited (“Harmony”), a corporation organized under the laws of the Republic of South Africa, in connection with Harmony’s offer to acquire (1) 100% of the outstanding ordinary shares, nominal value Rand 0.50 per share, of Gold Fields Limited (“Gold Fields”), a corporation organized under the laws of the Republic of South Africa, not already held by Harmony that are held by holders who are located in the United States and (2) 100% of the outstanding American Depositary Shares of Gold Fields (each a “Gold Fields ADS”, and each Gold Fields ADS representing one Gold Fields ordinary share), not already held by it that are held by holders wherever located. This offer is being made on the terms and subject to the conditions set forth in the preliminary prospectus, dated February 25, 2005 (the “Prospectus”), as amended, attached hereto as Exhibits (a)(4)(iii) and (a)(4)(iv) and incorporated herein by reference, and the related ADS Letter of Transmittal, Notice of Guaranteed Delivery and Form of Acceptance attached hereto as Exhibits (a)(1)(i), (a)(1)(ii) and (a)(1)(vi), respectively (collectively, the “U.S. Offer”). Concurrently with the U.S. Offer, Harmony is also making, on substantially similar terms and subject to the same conditions, a South African offer (the “South African Offer”) open to all holders of Gold Fields ordinary shares who are located in South Africa and to holders of Gold Fields ordinary shares who are located outside of South Africa and the United States, if, pursuant to local laws and regulations applicable to such holders, they are permitted to participate in the South African Offer. Together, the U.S. Offer and the South African Offer are being made for 100% of the outstanding ordinary shares of Gold Fields, including Gold Fields ordinary shares represented by Gold Fields ADSs, not already held by Harmony.

Items 1 through 11.

As permitted by General Instruction F to Schedule TO, all of the information in the Prospectus, as amended, attached hereto as Exhibits (a)(4)(i), (a)(4)(ii), (a)(4)(iii), (a)(4)(iv) and (a)(4)(v), and the related ADS Letter of Transmittal, Notice of Guaranteed Delivery and Form of Acceptance, attached hereto as Exhibits (a)(1)(i), (a)(1)(ii) and (a)(1)(vi), respectively, and any amendment or supplement thereto related to the U.S. Offer hereafter filed with the SEC by Harmony, is hereby incorporated herein by reference in answer to Items 1 through 11 of this Schedule TO.

Items 12. Exhibits

(a)(1)(i)	ADS Letter of Transmittal (Gold Fields ADSs)

(a)(1)(ii)	Notice of Guaranteed Delivery (Gold Fields ADSs)

(a)(1)(iii)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Gold Fields ADSs)

(a)(1)(iv)	Letter to Clients from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (Gold Fields ADSs)

(a)(1)(v)	Guidelines for Certification of Taxpayer Indemnification Number on Substitute Form W-9

(a)(1)(vi)	Form of Acceptance (Gold Fields Ordinary Shares)

(a)(1)(vii)	Technical Notice to South African Financial Intermediaries and U.S. Custodians (Gold Fields ordinary shares)

(a)(1)(viii)	Letter to Clients from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (Gold Fields ordinary shares)

(a)(2)	None

(a)(3)	None

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(a)(4)(i)	Preliminary prospectus, dated December 3, 2004 (incorporated by reference to the Registration Statement on Form F-4 filed on December 3, 2004)

(a)(4)(ii)	Preliminary prospectus, dated December 3, 2004, as amended (incorporated by reference to the Registration Statement filed on Form F-4 on January 10, 2005)

(a)(4)(iii)	Preliminary prospectus, dated February 2, 2005 (incorporated by reference to the Registration Statement on Form F-4 filed on February 2, 2005)

(a)(4)(iv)	Preliminary prospectus, dated February 18, 2005, as amended (incorporated by reference to the Registration Statement filed on Form F-4 on February 18, 2005)

(a)(4)(v)	Preliminary prospectus, dated February 25, 2005 (incorporated by reference to the Registration Statement filed on Form F-4 on February 28, 2005)

(a)(5)(i)	Press release announcing the offers for the remaining outstanding ordinary shares and ADSs of Gold Fields dated November 29, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on November 29, 2004)

(a)(5)(ii)	Press release dated November 30, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on November 30, 2004)

(a)(5)(iii)	Press release dated November 30, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on November 30, 2004)

(a)(5)(iv)	Press release dated November 30, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on November 30, 2004)

(a)(5)(v)	Press release dated December 1, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on December 1, 2004)

(a)(5)(vi)	Press release dated December 2, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on December 2, 2004)

(a)(5)(vii)	Press release dated December 2, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on December 2, 2004)

(a)(5)(viii)	Text of newspaper advertisement, dated December 3, 2004, and published in the Wall Street Journal*

(a)(5)(ix)	Press release dated December 2, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on December 3, 2004)

(a)(5)(x)	Transcript of conference call made available on December 3, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 on December 3, 2004)

(a)(5)(xi)	Press release dated December 6, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on December 6, 2004)

(a)(5)(xii)	Press release dated December 7, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on December 7, 2004)

(a)(5)(xiii)	Press release dated December 20, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on December 20, 2004)

(a)(5)(xiv)	Press release dated January 21, 2005 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on January 21, 2005)

(a)(5)(xv)	Press release dated January 21, 2005 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on January 21, 2005)

(a)(5)(xvi)	Press release dated January 24, 2005 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on January 25, 2005)

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(a)(5)(xvii)	Press release dated January 27, 2005 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on January 27, 2005)

(a)(5)(xviii)	Press release dated January 31, 2005 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on January 31, 2005)
(a)(5)(xix)	Press release dated February 1, 2005 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on February 1, 2005)

(a)(5)(xx)	Press release dated February 1, 2005 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on February 1, 2005)

(a)(5)(xxi)	Press release dated February 1, 2005 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on February 1, 2005)

(a)(5)(xxii)	Press release dated February 2, 2005 (incorporated by reference to the filing made by Harmony on Form 6-K on February 2, 2005)

(a)(5)(xxiii)	Press release dated February 3, 2005 (incorporated by reference to the filing made by Harmony on Form 6-K on February 3, 2005)

(a)(5)(xxiv)	Press release dated February 4, 2005 (incorporated by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on February 4, 2005)

(a)(5)(xxv)	Press release dated February 8, 2005 (incorporated by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on February 8, 2005)

(a)(5)(xxvi)	Press release dated February 11, 2005 (incorporated by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on February 11, 2005)

(a)(5)(xxvii)	Press release dated February 11, 2005 (incorporated by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on February 11, 2005)

(a)(5)(xxviii)	Press release dated February 25, 2005 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on February 25, 2005)

(a)(5)(xxix)	Press release dated February 25, 2005 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 and on Form 6-K on February 25, 2005)

(b)	None

(c)	Not applicable

(d)(1)	Irrevocable undertaking, dated October 16, 2004, by and among Harmony and MMC Norilsk Nickel (incorporated herein by reference to the filing made by Harmony pursuant to Schedule 13D on October 26, 2004)

(d)(2)	Letter dated January 28, 2005 from Bernard Swanepoel to MMC Norilsk Nickel (incorporated herein by reference to the filing made by Harmony pursuant to Schedule 13D, as amended on January 31, 2005)

(e)	Not applicable

(f)	Not applicable

(g)	None

(h)(1)	Opinion of Hogan & Hartson LLP regarding certain United States federal income tax matters (incorporated by reference to the Registration Statement on Amendment No. 3 to Form F-4, filed on February 18, 2005)

(h)(2)	Opinion of Ernst & Young regarding certain South African tax matters (incorporated by reference to the Registration Statement on Amendment No. 3 to Form F-4, filed on February 18, 2005)

Item 13.	Information Required by Schedule 13e-3.

Not applicable.

*	Previously filed on Schedule TO, dated December 3, 2004.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

HARMONY GOLD MINING COMPANY LIMITED

By:	/s/ Zacharias Bernardus Swanepoel
Name: Zacharias Bernardus Swanepoel Title: Chief Executive Officer

February 28, 2005

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